THE GUITAMMER COMPANY
...leaders in low frequency sound...

February 9, 2012

Mr. Scott Watters
2462 Swisher Creek Dr.
Blacklick, OH 43004

Scott,

This letter serves as written confirmation of our oral communications of late December 2011 whereby both you and Guitammer agreed to extend the advisory services you are providing Guitammer per the "Memorandum of Understanding between Guitammer and Scott Watters" ["MOU'] dated October 28, 2011.

The extension period will be for three months, January, February and March of 2012 and all the terms of the MOU will remain the same, including payment, for this extension period.

I'm glad to have your continued services on behalf of Guitammer, and sincerely appreciate your efforts to date. Please sign below and return to me at your convenience.

By:

Scott Watters

Mark A. Luden

The Guitammer Company

Dated: 2/12/12

February 10, 2012

Post Office Box 82 / Westerville Ohio 43086 / info@guitammer.com phone: 888.676.2828 fax: 815.346.9537